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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant    /X/
Filed by a party other than the Registrant  / /

Check the appropriate box:

/ / Preliminary Proxy Statement     / / Confidential, For Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/X/ Soliciting Material Pursuant to Rule 14a-12

                        BURNHAM PACIFIC PROPERTIES, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         /X/ No fee required.
         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
             and 0-11.
         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

         / / Fee paid previously with preliminary materials:

         / / Check box if any part of the fee if offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

         (1) Amount Previously paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

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                  BURNHAM PACIFIC CLOSES ON SALE OF TWO CENTERS

SAN DIEGO, CA, Dec. 5, 2000 -- Burnham Pacific Properties, Inc. (NYSE: BPP) today announced that it has closed on the sale of the San Diego Factory Outlet Center located in San Diego, California, and Meridian Village Shopping Center, located in Bellingham, Washington. Representing an approximate total of 465,000 square feet, the two centers were purchased for an aggregate of $48.7 million by Retail Value Investment Program, a joint venture comprised of Developers Diversified, Coventry Real Estate Partners and Prudential Real Estate Investors. Burnham Pacific will realize an aggregate gain on sale of approximately $3.5 million. Proceeds from the sales will be used to reduce outstanding indebtedness and for reserves as stated in the Company's proxy statement relating to its 2000 Annual Meeting of Stockholders.

The sales represent the first two of a portfolio of properties targeted for sale under a previously announced Purchase and Sale Agreement with The Prudential Insurance Company of America, with the remaining properties having an aggregate purchase price of approximately $267.9 million. Assuming stockholder approval of the Company's plan of liquidation, the Company anticipates that these remaining properties will close escrow from time to time following such approval.

Burnham Pacific Properties, Inc. is a real estate investment trust (REIT) that focuses on value-added retail real estate opportunities. More information on Burnham may be obtained by calling 800.462.5181 or by visiting the Company's web site at www.burnhampacific.com.

Prudential Real Estate Investors provides global real estate money management services to clients in the United States, Europe, Asia and Latin America. It manages more than $13.8 billion in assets on behalf of 325 institutional clients as of June 30, 2000.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT PREDICT OR INDICATE FUTURE EVENTS OR TRENDS OR THAT DO NOT RELATE TO HISTORICAL MATTERS. THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: WE MAY BE UNSUCCESSFUL IN IMPLEMENTING OUR LIQUIDATION STRATEGY; WE MAY NOT BE ABLE TO COMPLETE THE LIQUIDATION IN A TIMELY MANNER OR REALIZE PROCEEDS FROM THE SALES OF ASSETS IN AMOUNTS THAT WILL ENABLE US TO PROVIDE CURRENTLY ANTICIPATED LIQUIDATING DISTRIBUTIONS TO OUR STOCKHOLDERS; WE HAVE APPROXIMATELY $217.4 MILLION OF OUTSTANDING INDEBTEDNESS WHICH HAS MATURED OR IS SCHEDULED TO MATURE BY MARCH 31, 2001, AND WE MAY BE UNABLE TO REFINANCE, REPLACE OR EXTEND ANY OR ALL OF THIS INDEBTEDNESS ON TERMS THAT ARE FAVORABLE TO THE COMPANY, OR AT ALL; AND OCCUPANCY RATES AND MARKET RENTS MAY BE ADVERSELY AFFECTED BY THE ECONOMIC AND MARKET CONDITIONS WHICH ARE BEYOND OUR CONTROL, INCLUDING IMBALANCES IN SUPPLY AND DEMAND FOR RETAIL SHOPPING CENTER SPACE AND THE FINANCIAL CONDITION OF OUR TENANTS.

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

Burnham Pacific Properties, Inc. has filed a definitive proxy statement that is publicly available to its stockholders. Burnham Pacific mailed the proxy statement to its stockholders on or about November 29, 2000. Investors and security holders of Burnham Pacific are advised to read the proxy statement carefully because it contains important information about the plan of

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liquidation and the election of Directors, the persons soliciting proxies and their interests in the liquidation and the election of Directors, and related matters. Investors and security holders may obtain free copies of the proxy statement and other documents filed by Burnham Pacific at the Securities and Exchange Commission's website at www.sec.gov.

Free copies of the proxy statement are also available from Burnham Pacific by directing such requests to the attention of Mr. Daniel B. Platt, Chief Financial Officer, Burnham Pacific Properties, Inc., 110 West A Street, San Diego, California 92101, telephone (619) 652-4700.

                       INFORMATION CONCERNING PARTICIPANTS

Burnham, its directors, executive officers and certain other members of management and employees may solicit proxies from Burnham stockholders in favor of the plan of liquidation and the election of Directors. As of the date of this press release, the officers and directors of Burnham each beneficially own less than 1% of the outstanding common stock of Burnham, other than Malin Burnham who beneficially owns approximately 1.7% and Jay L. Schottenstein and Michael L. Ashner who beneficially own as a "group" approximately 9.8%.

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